UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 6, 2009

CHINA OPPORTUNITY ACQUISITION CORP.
 (Exact Name of Registrant as Specified in Charter)

Delaware	000-52355	20-5331360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tice Boulevard., Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-930-8900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Further to agreements reported in the Current Report of China Opportunity Acquisition Corp. (the “Registrant”) filed on March 9, 2009, through the close of business on March 11, 2009, the Registrant entered into agreements to purchase an additional 2,953,057 of the shares of its common stock sold in its initial public offering (“Public Shares”) in privately negotiated transactions from five stockholders who would otherwise vote against the Registrant’s proposed merger described in its proxy statement/prospectus dated February 17, 2009 for an aggregate of $17,811,882.  Pursuant to such agreements, the holders have agreed to give the Registrant’s management proxies to vote their Public Shares in favor of the merger proposal, which will revoke prior proxies voted against the proposal.  It is expected that further such agreements will be entered into prior to the special meeting of stockholders on similar terms.   The closing of such purchases will be effected by Golden Green Enterprises Limited (“BVICo”) after the closing of the merger and would be paid for with funds that are presently in the Registrant’s trust account and will become funds of BVICo as a result of the merger.  Such shares, together with shares covered by agreements previously reported, would represent approximately 63% of the Registrant’s Public Shares.

The number of the Registrant’s Public Shares that could be acquired by the Registrant, when added to the number of Public Shares owned by Harry Edelson and associates of Mr. Edelson who will vote in favor of the merger, would constitute more than 70% of the total number of Public Shares. Consequently, if all such purchases were effected, fewer than 40% of the Public Shares could be voted against the merger and converted into cash and the merger proposal would be approved.  See the section of the proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Interests of the Registrant’s Directors and Officers and Others in the Merger” for a description of the benefits that would accrue to such persons as a result of the approval of the merger proposal.

In addition to Bulldog Investors, as previously reported, the only holders of more than 5% of the outstanding shares of common stock of the Registrant (based on filings on Schedule 13D or Schedule 13G) that have entered into agreements to sell their shares are HBK Services LLC, Fir Tree, Inc. and Andrew M. Weiss, Ph.D., which will receive approximately $5,070,402, $4,596,510 and $2,769,402, respectively, upon completion of their sales.  Also, Bulldog Investors has acquired and has agreed to sell additional shares, with respect to which it will receive $3,806,028 upon completion of the sale thereof.

The Registrant believes that entering into agreements with the holders to enable the Registrant’s management to vote in favor of the merger proposal in return for the commitment that their Public Shares would be purchased upon closing of the merger is the most cost-effective method to achieve approval of the merger proposal.  Accordingly, as of the date of this Current Report, none of the other arrangements described in the proxy statement/prospectus for the acquisition of Public Shares or to provide incentives to holders of Public Shares to vote in favor of the merger proposal is expected to be utilized, although it may still become necessary to do so.  See the section of the proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Actions That May Be Taken to Secure Approval of the Registrant’s Stockholders.”

The Registrant has engaged Chardan Capital Markets LLC as a financial advisor in connection with the arrangements for the share purchases.  Pursuant to such engagement, the Registrant will pay Chardan, upon closing of the merger with BVICo, $150,000 plus expenses not to exceed $10,000.  A copy of the form of engagement letter that will be executed by the parties is attached to this Current Report as Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.2	Form of Engagement Letter with Chardan Capital Markets LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2009
CHINA OPPORTUNITY ACQUISITION CORP.

By:	/s/ Harry Edelson
Name: Harry Edelson
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.2	Form of Engagement Letter with Chardan Capital Markets LLC.